Exhibit (h)(1)

ADMINISTRATION AGREEMENT

AGREEMENT, dated [ ], between BlackRock CoRI Funds (the “Trust”), a Massachusetts business trust, and BlackRock Advisors, LLC (the “Administrator”), a Delaware limited liability company.

WHEREAS, the Trust is registered with the Securities and Exchange Commission (the “SEC”) as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), with distinct series of shares each having its own investment objectives, policies and restrictions; and

WHEREAS, the Trust desires to retain the Administrator to provide certain administration services as set forth herein with respect to the Trust and each series of the Trust set forth on Schedule A attached hereto, as such Schedule may be amended from time to time (each, a “Fund” and collectively, the “Funds”), and the Administrator is willing to furnish such administration services for the compensation herein provided; and

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Administrator is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.                  In General. (a) The Administrator agrees, all as more fully set forth herein, to act as administrator to the Trust and each Fund listed on Schedule A attached hereto and to supervise and arrange for the day-to-day operations of the Trust and the Funds.

(b)               In the event that the Trust establishes one or more additional series other than the Funds named on Schedule A with respect to which it desires to retain the Administrator to act as administrator hereunder, the Trust shall notify the Administrator.  If the Administrator is willing to render such services under this Agreement, it shall accept such appointment pursuant to an addendum to this Agreement, whereupon Schedule A shall be supplemented (or amended) and, subject to such approval as may be required pursuant to Section 10 hereof, such series shall become a “Fund” hereunder and shall be subject to the provisions of this Agreement to the same extent as the Funds (except to the extent that said provisions may be modified in writing by the Trust and the Administrator at the time).

2.                  Duties and Obligations of Administrator with Respect to the Administration of the Trust. The Administrator agrees to furnish office facilities and equipment and clerical, bookkeeping and administrative services (other than such services, if any, provided by a Fund’s custodian, transfer agent and dividend disbursing agent and other service providers) for the Trust and each Fund. To the extent requested by the Trust, on its own behalf or on behalf of the Funds, the Administrator agrees to provide the following administrative services:

(a)                Oversee the determination and publication of each Fund’s net asset value in accordance with the Trust’s policy as adopted from time to time by the Board of Trustees;

(b)               Oversee the maintenance by each Fund’s custodian and transfer agent and dividend disbursing agent of certain books and records of the Trust and/or the Funds, as applicable, as required under Rule 31a-1(b)(4) of the 1940 Act and maintain (or oversee maintenance by such other persons as approved by the Board of Trustees) such other books and records required by law or for the proper operation of the Trust and/or the Funds, as applicable;

(c)                Oversee the preparation and filing of each Fund’s federal, state and local income tax returns and any other required tax returns;

(d)               Review the appropriateness of and arrange for payment of the Trust’s and Funds’ expenses;

(e)                Prepare for review and approval by officers of the Trust financial information for each Fund’s semiannual and annual reports, proxy statements and other communications with shareholders required or otherwise to be sent to Fund shareholders, and arrange for the printing and dissemination of such reports and communications to shareholders;

(f)                Prepare for review by an officer of the Trust the Trust’s periodic financial reports, with respect to each Fund, required to be filed with the SEC on Form NSAR, Form NCSR, Form NPX, Form NQ, and such other reports, forms and filings, as may be mutually agreed upon;

(g)               Prepare such reports relating to the business and affairs of the Trust and the Funds as may be mutually agreed upon and not otherwise appropriately prepared by the Trust and each Fund’s custodian, counsel or auditors;

(h)               Make such reports and recommendations to the Board of Trustees concerning the performance of the independent accountants as the Board of Trustees may reasonably request or deems appropriate;

(i)                 Make such reports and recommendations to the Board of Trustees concerning the performance and fees of each Fund’s custodian and transfer and dividend disbursing agent as the Board of Trustees may reasonably request or deems appropriate;

(j)                 Oversee and review calculations of fees paid to the Trust’s and Funds’ service providers;

(k)               Oversee each Fund’s portfolio and perform necessary calculations as required under Section 18 of the 1940 Act;

(l)                 Consult with the Trust’s officers, and the Trust’s and each Fund’s, as applicable, independent accountants, legal counsel, custodian, accounting agent and transfer and dividend disbursing agent in establishing the accounting policies of the Funds and monitor financial and shareholder accounting services;

(m)             Determine the amounts available for distribution as dividends and distributions to be paid by each Fund to its shareholders; prepare and arrange for the printing of dividend notices to shareholders; and provide each Fund’s dividend disbursing agent and

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custodian with such information as is required for such parties to effect the payment of dividends and distributions and to implement each Fund’s dividend reinvestment plan;

(n)               Prepare such information and reports as may be required by any banks from which any Fund borrows funds;

(o)               Provide such assistance to each Fund’s custodian and other service providers and the Trust’s and each Fund’s counsel and auditors as generally may be required to properly carry on the business and operations of the Trust and each Fund;

(p)               Respond to or refer to the Trust’s officers or the Funds’ transfer agent, shareholder (including any potential shareholder) inquiries relating to the Funds; and

(q)               Supervise any other aspects of the Trust’s and Funds’ administration as may be agreed to by the Trust, on its own behalf and on behalf of the Funds, and the Administrator.

All services are to be furnished through the medium of any directors, officers or employees of the Administrator or its affiliates as the Administrator deems appropriate in order to fulfill its obligations hereunder.

The Funds will reimburse the Administrator or its affiliates for all out-of-pocket expenses incurred by them in connection with the performance of the administrative services described in this Section 2. The Funds will reimburse the Administrator and its affiliates for their costs in providing accounting services to the Funds.

3.                  Covenants. (a) In the performance of its duties under this Agreement, the Administrator shall at all times conform to, and act in accordance with, any requirements imposed by: (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended, and all applicable rules and regulations of the SEC; (ii) any other applicable provision of law; (iii) the provisions of the Declaration of Trust and By-Laws of the Trust, as such documents are amended from time to time; (iv) the investment objectives and policies of each Fund as set forth in its Registration Statement on Form N-1A and/or the resolutions of the Board of Trustees; and (v) any policies and determinations of the Board of Trustees of the Trust.

(b)               In addition, the Administrator will treat confidentially and as proprietary information of the Trust and the Funds all records and other information relative to the Trust and the Funds, and each Fund’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

4.                  Services Not Exclusive. Nothing in this Agreement shall prevent the Administrator or any officer, employee or other affiliate thereof from acting as administrator for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Administrator or any of its officers, employees or agents from

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buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Administrator will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

5.                  Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator hereby agrees that all records which it maintains for each Fund are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request. The Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

6.                  Expenses. During the term of this Agreement, the Administrator will bear all costs and expenses of its employees and any overhead incurred in connection with its duties hereunder and shall bear the costs of any salaries or trustees’ fees of any officers or Trustees of the Trust who are affiliated persons (as defined in the 1940 Act) of the Administrator; provided that the Board of Trustees of the Trust may approve reimbursement to the Administrator of the pro rata portion of the salaries, bonuses, health insurance, retirement benefits and all similar employment costs for the time spent on Trust and Fund operations, (including, without limitation, compliance matters) (other than the provision of administrative services required to be provided hereunder) of all personnel employed by the Administrator who devote substantial time to Trust operations or the operations of other investment companies administered by the Administrator.

7.                  Compensation of the Administrator. (a) Each Fund agrees to pay to the Administrator and the Administrator agrees to accept as full compensation for all services rendered by the Administrator as such, a monthly fee (the “Administration Fee”) in arrears at an annual rate equal to the amount set forth in Schedule A hereto of the average daily value of each such Fund’s Net Assets. “Net Assets” means the total assets of a Fund minus the sum of the accrued liabilities. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

(b)               For purposes of this Agreement, the value of the Net Assets of the Funds shall be calculated pursuant to the procedures adopted by resolutions of the Trustees of the Trust for calculating the value of each Fund’s assets or delegating such calculations to third parties.

8.                  Indemnity. (a) The Trust, on behalf of each Fund, may, in the discretion of the Board of Trustees of the Trust, indemnify the Administrator, and each of the Administrator’s directors, officers, employees, agents, associates and controlling persons and the directors, partners, members, officers, employees and agents thereof (including any individual who serves at the Administrator’s request as director, officer, partner, member, trustee or the like of another entity) (each such person being an “Indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable state law) reasonably incurred by such Indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such

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Indemnitee may be or may have been involved as a party or otherwise or with which such Indemnitee may be or may have been threatened, while acting in any capacity set forth herein or thereafter by reason of such Indemnitee having acted in any such capacity, except with respect to any matter as to which such Indemnitee shall have been adjudicated not to have acted in good faith in the reasonable belief that such Indemnitee’s action was in the best interest of the Trust and each Fund and furthermore, in the case of any criminal proceeding, so long as such Indemnitee had no reasonable cause to believe that the conduct was unlawful; provided, however, that (1) no Indemnitee shall be indemnified hereunder against any liability to the Trust, any Fund or its shareholders for any expense of such Indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of such Indemnitee’s position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “disabling conduct”), (2) as to any matter disposed of by settlement or a compromise payment by such Indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Trust and each Fund and that such Indemnitee appears to have acted in good faith in the reasonable belief that such Indemnitee’s action was in the best interest of the Trust and each Fund and did not involve disabling conduct by such Indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnitee was authorized by a majority of the full Board of Trustees of the Trust.

(b)               The Trust may make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought thereunder if the Trust receives a written affirmation of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Trust unless it is subsequently determined that such Indemnitee is entitled to such indemnification and if the Trustees of the Trust determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the Indemnitee shall provide security for such Indemnitee undertaking, (B) the Trust shall be insured against losses arising by reason of any unlawful advance, or (C) a majority of a quorum consisting of Trustees of the Trust who are neither “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Trust nor parties to the proceeding (“Disinterested Non Party Trustees”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification.

(c)                All determinations with respect to the standards for indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such Indemnitee is not liable or is not liable by reason of disabling conduct, or (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non Party Trustees of the Trust, or (ii) if such a quorum is not obtainable or, even if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion. All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized and shall be made in accordance with the immediately preceding clause (2) above.

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The rights accruing to any Indemnitee under these provisions shall not exclude any other right to which such Indemnitee may be lawfully entitled.

9.                  Limitation on Liability. The Administrator will not be liable for any error of judgment or mistake of law or for any loss suffered by Administrator or by the Trust or a Fund in connection with the performance of this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement. As used in this Section 9, the term “Administrator” shall include any affiliates of the Administrator performing services for the Trust and/or the Funds contemplated hereby and partners, directors, officers and employees of the Administrator and of such affiliates.

10.              Duration and Termination. This Agreement shall become effective as of the date first written above with respect to each Fund listed in Schedule A as of such date, and, with respect to any additional Fund, as of the date of any addendum executed by the Trust, on behalf of such Fund, and the Administrator, in accordance with Section 1(b) hereof, provided that this Agreement (as supplemented by the terms specified in any addendum pursuant to Section 1(b) hereof) shall have been approved in accordance with the requirements of the 1940 Act, and, unless sooner terminated as provided herein, shall thereafter continue in effect with respect to each such Fund for an initial two-year period from the applicable effective date. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the particular Fund for successive periods of one year, provided that such continuance is specifically approved at least annually (a) by vote of a majority of those members of the Trust’s Board of Trustees who are not parties to this Agreement or “interested persons” of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trust’s Board of Trustees or by vote of a “majority of the outstanding voting securities” of such Fund.  Notwithstanding the foregoing, this Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, (i) by the Trust (by vote of a majority of the Trust’s Board of Trustees or by vote of a “majority of the outstanding voting securities” of such Fund) on 60 days’ written notice to the Administrator (which notice may be waived by the Administrator), or (ii) by the Administrator on 60 days’ written notice to the Trust (which notice may be waived by the Trust).  This Agreement will automatically and immediately terminate with respect to all Funds in the event of its “assignment.” (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested persons” and “assignment” shall have the same meanings as such terms have under the 1940 Act, including any interpretive guidance thereunder by the SEC or its staff.)

11.              Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

12.              Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, except by an instrument in writing signed by the party or Fund against which an enforcement of the change, waiver, discharge or termination is sought.

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13.              Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions, conflict with the applicable provisions of the 1940 Act, the latter shall control.

14.              Miscellaneous. (a) The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto, the Funds, and their respective successors.

(b)               The names “BlackRock CoRI Funds” and “Trustees” of BlackRock CoRI Funds refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Declaration of Trust, which is hereby referred to and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust.  The obligations of “BlackRock CoRI Funds” entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are not made individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Trust personally, but bind only the Trust property (as defined in the Declaration of Trust), and all persons dealing with any Fund or class of shares of the Trust must look solely to the Trust Property belonging to such Fund or class for the enforcement of any claims against the Trust.

15.              Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

BLACKROCK CORI FUNDS on behalf of each Fund listed on Schedule A
By:
Name:	John Perlowski
Title:	President and Chief Executive Officer

BLACKROCK ADVISORS, LLC
By:
Name:	Neal J. Andrews
Title:	Managing Director

Schedule A

Administration Fee

Average Daily Net Assets	BlackRock CoRI 2015 Fund	BlackRock CoRI 2017 Fund	BlackRock CoRI 2019 Fund	BlackRock CoRI 2021 Fund	BlackRock CoRI 2023 Fund
Not exceeding $500 million	0.05%	0.05%	0.05%	0.05%	0.05%
In excess of $500 million but not more than $1 billion	0.04%	0.04%	0.04%	0.04%	0.04%
In excess of $1 billion	0.03%	0.03%	0.03%	0.03%	0.03%

Administration Agreement

Schedule A, dated [ ]